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                                                      Exhibit 99.1

Investor Contact:  John Borden 212-270-7318  Press Contacts:
                                               Kathleen Baum
                                               212-270-5089
                                               Ken Herz
                                               212-270-4621



    Chase Awards Stock Options to All Employees Worldwide

       New York, December 17, 1996 -- The Chase Manhattan Corporation announced today a new program to grant full-time employees worldwide 450 options in Chase common stock over the next three years. The program, called Value Sharing and approved by the Board of Directors today, will also grant 225 options, or Value Shares, over the same time period to part-time employees.

       In a letter to employees, Walter V. Shipley, chairman and chief executive officer, said, "We are launching this initiative with two purposes in mind: First, to thank you for your good and hard work in executing the largest and most complex merger in banking history. Second, to encourage you to continue your very best work so that we can indeed achieve our mission of becoming the world's premier financial services company.

       "There really is a link between your own individual performance and the performance of Chase as a whole," Mr. Shipley wrote. "The more successful you become in serving our customers and supporting your colleagues, the more successful Chase becomes financially."

       Value Shares will be awarded in three equal annual installments over the next three years. The first 150 options for full-time employees were granted today, with the remaining options to be awarded on December 16, 1997 and December 15, 1998. The 225 Values Shares for part-time employees will be awarded following the same schedule.

       The grant or exercise price of the first award will be the average of today's high and low price of Chase common stock. Participants may exercise 100 percent of this first award when the average closing price of Chase shares over five consecutive business days equals or exceeds $110. Grant and target prices for the subsequent awards will be determined at the time of those grants.

       The program is the second time options are being awarded to all employees. In 1994, both predecessor firms of pre-merger
Chase -- Chemical and the "old" Chase -- were among the first major companies to award options to employees at all levels of the organization.
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       As previously announced, the Board of Directors of The Chase
Manhattan Corporation on October 15, 1996 authorized the
Corporation until December 31, 1998 to purchase up to $2.5 billion of its common shares, in addition to such other number of common shares as may be necessary to provide for expected issuances under the Corporation's dividend reinvestment plan and its various stock-based employee benefit plans.

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